Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 28, 2012, relating to the consolidated financial statements and financial statement schedules of New Jersey Resources Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in or incorporated by reference in the Annual Report on Form 10-K of New Jersey Resources Corporation for the year ended September 30, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

January 25, 2013

/s/ DELOITTE & TOUCHE LLP